SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C.

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         Date of report (Date of earliest event reported) April 30, 2004

                        RIDGEWOOD ELECTRIC POWER TRUST V
               (Exact name of registrant as specified in charter)

               Delaware             0-24143             22-3437351
             (State or other      (Commission        (IRS Employer
              jurisdiction of      File Number)       Identification No.)
              organization)

1314 King Street, Wilmington, Delaware  19801
---------------------------------------------
(Address of principal executive offices)  (Zip Code)

Registrant's telephone number, including area code:  (302) 888-7444


Item 5.  Other Events

Ridgewood Electric Power Trust V (the "Trust") owns a 50% equity interest in Ridgewood Maine Hydro Partners, L.P. ("Ridgewood Maine Hydro"). On January 28, 2004, Ridgewood Maine Hydro filed a complaint against CHI Operations, Inc. and certain of its officers, employees and affiliates (collectively the "Defendants") in the Superior Court of Kennebec County, Maine. Ridgewood Maine Hydro was seeking relief from the court related to a long-term fraudulent scheme perpetrated by the Defendants related to charges under an Operation, Maintenance and Administration Agreement (the "OM&A Agreement") dated December 23, 1996.

On April 30, 2004, Ridgewood Maine Hydro and the Defendants agreed to a settlement of the dispute. As a result of the settlement, (a) the OM&A Agreement was terminated on April 30, 2004 without further obligation or liability, (b) Defendants paid $500,000 to Ridgewood Maine Hydro, and (c) invoices totaling approximately $500,000 due from Ridgewood Maine Hydro to Defendants for services rendered under the OM&A Agreement were cancelled.

On April 30, 2004, Ridgewood Power Management LLC ("Ridgewood Management"), an affiliate of the Managing Shareholder of the Trust, began operating the projects under an operating agreement with Ridgewood Maine Hydro. Under the operating agreement, Ridgewood Management will charge the Ridgewood Maine Hydro at its cost for these services and for the allocable amount of certain overhead items.



SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                RIDGEWOOD ELECTRIC POWER TRUST V


Date:  May 3, 2004            By /s/ Christopher I. Naunton
                                     Christopher I. Naunton,
                                     Vice President and
                                     Chief Financial Officer